Exhibit 5.1

Conyers Dill & Pearman Limited Clarendon House, 2 Church Street PO Box HM 666 Hamilton HM CX, Bermuda Tel: +1 [441] 295 1422 Fax: +1 [441] 292 4720 conyersdill.com	BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS DUBAI HONG KONG LONDON MAURITIUS SINGAPORE

28 March, 2017

Matter No.:352773

Doc No: 12358096v1

Tel: 441 299 4918

charles.collis@conyersdill.com

Athene Holding Ltd

96 Pitts Bay Road

Hamilton HM09

Bermuda

Dear Sirs

Re: Athene Holding Ltd (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-1, filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the Securities Act of Class A Common Shares, par value US$0.001, including Class A Common Shares issued by the Company in connection with the conversion of any Class B Common Shares in accordance with the Company’s Bye-laws prior to the consummation of the offering contemplated by the Registration Statement (the “Original Shares”), which are being offered by certain selling shareholders of the Company (the “Selling Shareholders”), and in addition thereto the Selling Shareholders will offer certain additional Class A Common Shares, par value US$0.001 each (the “Option Shares”, and together with the Original Shares, the “Sale Shares”), subject, in the case of the additional shares, to an option to purchase additional Class A Common Shares granted by the Selling Shareholders to those persons listed in Schedule I (the “Underwriters”) to the Underwriting Agreement by and among the Company, the Selling Shareholders and the Underwriters (the “Underwriting Agreement”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on March 27, 2017, minutes of

March 8, 2017 respectively, in each case as certified by the Secretary on March 27, 2017 (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below. For the purposes of our opinion paragraph 2 below, we have reviewed and relied upon a copy of the register of Class A and Class B shareholders of the Company as at March 22, 2017 (the “Share Register”), as certified by the Secretary of the Company on March 22, 2017.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that the Selling Shareholders selling Class B Common Shares convertible into Class A Common Shares have notified the Company in writing of such sale, (f) that none of the Sale Shares are Class A Common Shares issued upon the conversion of Class M Common Shares, and (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Common Shares by the Selling Shareholders and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Sale Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman Limited
Conyers Dill & Pearman Limited

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